Exhibit 99.1

GOLFSMITH REPORTS FIRST QUARTER FISCAL 2004 RESULTS

Execution of multi-channel strategy drives strong revenue and same-store sales growth

     AUSTIN, May 6, 2004 – Multi-channel retailer Golfsmith International Holdings, Inc., reported results for its fiscal 2004 first quarter, which ended April 3, 2004. For the quarter, Golfsmith increased net revenues 44 percent over the same period last year to $65.8 million, due in large part to the retailer’s expansion program, customer service and strategic customer retention programs.

     “We’re executing on our strategy of growing our multi-channel business through store expansion in new and existing markets, Internet and catalog growth, and specialty services that help our customers get more out of their golf games,” said Jim Thompson, president and chief executive officer of Golfsmith, a portfolio company of First Atlantic Capital, Ltd. “In 2004, we will continue to look for opportunities to build on our multi-channel model and aggressively compete for market share in key golf markets by delivering superior customer service, leading brand names and specialty services that strengthen the Golfsmith brand with golfers.”

Financial Highlights

For the first quarter of fiscal 2004, Golfsmith reported:

•	Net revenues of $65.8 million, compared with net revenues of $45.8 million in the first quarter of fiscal 2003.

•	Operating income of $2.5 million, compared with operating income of $0.6 million in the first quarter of fiscal 2003.

•	A net loss of $0.2 million compared with a net loss of $1.2 million for the first quarter of fiscal 2003.

•	Same-store sales, defined as sales from stores opened for more than 13 months, increased 23.9 percent, compared with a 2.2 percent decline in the first quarter of fiscal 2003. This represents the fourth consecutive quarter of growth in same-store sales. The company believes the increase in same-store sales in the first quarter of fiscal 2004 was correlated with the rise in the number of rounds played in the U.S. compared with the same period in the prior year. The increase also was driven by the cross-marketing benefits of Golfsmith’s multi-channel retail model, Golfsmith’s new retail store concept and the company’s specialty retail services, such as the 90/90 Nationwide Playability Guarantee, the golf club trade-in program, try-before-you-buy in-store services, custom fitting and The Golfsmith Credit Card™.

Recent Highlights

•	Opens Four Stores in Existing Markets: As part of its national expansion plan, Golfsmith added four new stores in the first quarter of fiscal 2004 to strengthen its presence and brand in existing Golfsmith markets of Los Angeles, Dallas, Houston and Phoenix. The new stores represent Golfsmith’s sixth location in the Los Angeles market, fourth location in the Dallas market, third location in the Houston market and third location in the Phoenix market. Golfsmith now serves 14 of the leading golf markets through 42 stores that reach from New York to California.

•	Expands GolfTEC Partnership. Golfsmith continues to give its customers an entertaining, interactive and informative shopping experience. The company announced plans to incorporate GolfTEC Learning Centers in as many as 15 additional stores in eight markets over the next 18 months. The centers are designed to help consumers improve their golf swings by integrating the skills of a certified PGA teaching professional with GolfTEC’s Swing Element Video Analyzer (SEVA) – a proprietary system comprised of video analysis, 3-D motion analysis, impact analysis and biofeedback technology. The centers are being deployed in new and existing Golfsmith superstores in the following markets: Austin, Chicago, Dallas, Denver, Detroit, Houston, Phoenix and Los Angeles. The specialty retailers tested the store-in-store concept in the fall of 2003 in Golfsmith’s Woodland Hills, Calif., and North Houston, Texas, stores.

•	Bolsters Direct Channel. Golfsmith enhanced its Internet store at www.golfsmith.com with improved navigation, a fresh design and an enhanced shopping cart. The company also introduced content into its accessory catalog under a recurring sidebar, called “Golfsmith Advisor.” It gives shoppers insight into the latest products in golf, clearly describes the impact of the latest innovations from name brand golf equipment manufacturers, and ultimately, helps consumers make purchasing decisions that are right for their specific needs.

•	Forms Strategic Alliance with The Golf Digest Companies. In April, Golfsmith and The Golf Digest Companies formed a partnership in which Golfsmith will serve as the order fulfillment, distribution and call center partner for The Golf Digest Pro Shop, the catalog and online store of The Golf Digest Companies. The arrangement immediately establishes Golfsmith as the premier, national golf retail advertiser in Golf Digest, Golf for Women, Golf World, Golf World Business and GolfDigest.com.

•	Launches New Advertising Campaign. In April, Golfsmith unveiled a new, creative TV advertising campaign on The Golf Channel. The light-hearted campaign is designed to demonstrate the convenience and flexibility of Golfsmith’s multi-channel retail model. The combination of Golf Digest and The Golf Channel gives the company a national platform to clearly differentiate Golfsmith, support its sales goals, and drive its national brand and growth strategy.

About Golfsmith

Golfsmith International Holdings, Inc., is a multi-channel retailer of golf equipment, merchandise and training curriculum for consumers and golf clubmaking businesses. With more than 1,100 employees worldwide, Austin-based Golfsmith today operates 42 retail superstores throughout the United States, distributes the Golfsmith clubmaker and accessories catalogs, and runs an online store at www.golfsmith.com. Through each channel, the company offers consumers a wide range of pro-line equipment and apparel, as well as Golfsmith’s proprietary brands. Since its inception in 1967, Golfsmith has designed and marketed golf clubs, golf club components and accessories, which today are sold under the following proprietary brands: Lynx®, Zevo®, Snake Eyes®, Golfsmith® and Killer Bee®. Golfsmith also conducts year-round training programs for clubmakers and hosts the Harvey Penick Golf Academy, which has taught Mr. Penick’s renowned golf techniques to more than 17,000 golfers. The company also operates wholly owned distribution centers in the United Kingdom and Canada, and it works with distributors in Italy and Japan. Golfsmith reported fiscal 2003 net revenues of $257.7 million. First Atlantic Capital, Ltd., is the majority shareholder of Golfsmith.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store retrofits and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the introduction of new product offerings, store opening costs, our ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the factors described in Golfsmith’s annual report on Form 10-K filed with the Securities and Exchange Commission.

We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets

	April 3, 2004	January 3, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,176,536	$2,928,109
Receivables, net of allowances	2,752,964	2,689,815
Inventories	65,878,427	51,212,544
Deferred tax assets	1,437,922	1,437,922
Prepaids and other current assets	2,748,243	1,845,546

Total current assets	76,994,092	60,113,936
Net property and equipment	38,651,373	38,082,377
Goodwill	42,021,324	42,035,545
Tradename	11,158,000	11,158,000
Trademarks	15,459,038	15,459,038
Customer database, net of accumulated amortization	2,832,672	2,927,094
Deferred tax assets	2,724,174	2,724,174
Debt issuance costs, net of accumulated amortization	6,534,451	6,770,216
Other long-term assets	56,333	56,333

Total assets	$196,431,457	$179,326,713
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,397,100	$23,604,647
Accrued expenses and other current liabilities	12,957,821	16,762,870
Line of credit	1,075,000	1,417,039

Total current liabilities	58,429,921	41,784,556
Long-term debt	78,029,386	77,482,469
Deferred rent	1,161,094	1,083,511

Total liabilities	137,620,401	120,350,536
Stockholders’ equity	58,811,056	58,976,177

Total liabilities and stockholders’ equity	$196,431,457	$179,326,713

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 3,	March 29,
	2004	2003
Net revenues	$65,782,039	$45,830,119
Cost of products sold	42,806,857	30,972,343

Gross profit	22,975,182	14,857,776
Selling, general and administrative	20,167,893	14,258,838
Store pre-opening expenses	329,238	–

Total operating expenses	20,497,131	14,258,838
Operating income	2,478,051	598,938
Interest expense	(2,795,405)	(2,638,496)
Interest income	731	7,477
Other income	2,434	5,693
Other expense	(13,167)	(2,334)

Loss before income taxes	(327,356)	(2,028,722)
Income tax benefit	124,395	811,319

Net loss	$(202,961)	$(1,217,403)

Golfsmith International Holdings, Inc.
Media Contact or Other Inquiries:
Andy Craig, 512-773-6654
andy.craig@golfsmith.com,
or
Melanie Engerski, 512-794-9147
engerski@swbell.net